                                                                    EXHIBIT 99.1


(ACS LOGO)



FOR IMMEDIATE RELEASE

         ANALYST CONTACT                             MEDIA CONTACT
         ---------------                             -------------
         Warren Edwards                              Lesley Pool
         Executive Vice President/                   Senior Vice President/
         Chief Financial Officer                     Chief Marketing Officer
         ACS, Inc.                                   ACS, Inc.
         214-841-8082                                214-841-8028
         warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com


                   ACS ANNOUNCES RECORD THIRD QUARTER RESULTS

DALLAS, TEXAS - April 22, 2003 - ACS (NYSE: ACS), a leading full-service provider of business process and technology outsourcing solutions, announced today record diluted earnings per share of $0.57 for the third quarter ended March 31, 2003. This represents an increase of 24% compared to $0.46 per share for the same quarter last fiscal year and exceeded consensus analysts' estimates by $0.01. Revenues for the third quarter ended March 31, 2003 increased 26% to a record $1.01 billion, compared to $801 million for the same period last year. Net income for the third quarter was $79.5 million, an increase of 28% over net income of $62.0 million for the same quarter last year.

For the nine months ended March 31, 2003, diluted earnings per share was $1.60, a 26% increase compared to $1.27 for the same period last year. Revenues for the nine months ended March 31, 2003 increased 28% to $2.83 billion compared to revenues of $2.21 billion for the same period last year. Net income for the nine months ended March 31, 2003 was $223.0 million, an increase of 38% compared to net income of $161.5 million for the same period last year.

"We achieved exceptional financial results during the third quarter," said Jeff Rich, ACS' Chief Executive Officer. "Strong revenue and earnings growth reflect the strength of our service offerings, which are concentrated in the business process outsourcing market. New business signings were again solid, up 97% when compared to the prior year quarter. More importantly, our last four quarters of new business signings represent the highest four quarters in our history. This signings trend is driving our industry-leading internal revenue growth rate which was 18% this quarter. In addition, we generated strong cash flow during the quarter and further improved our strong financial condition."

ACS' THIRD QUARTER RESULTS INCLUDE THE FOLLOWING KEY HIGHLIGHTS:

     o Revenue for the third quarter of fiscal 2003 approximated $1.01 billion and resulted in total revenue growth of 26% when compared to the prior year quarter. Internal revenue growth for the quarter was 18% with the remainder from acquisitions. Revenue exceeded the Company's expectations primarily as a result of approximately $10 million of non-recurring services, which were previously forecasted to occur in the fourth quarter of fiscal 2003.

     o Diluted earnings per share of $0.57 for the third quarter increased 24% when compared to the prior year quarter.

     o New business signings for the third quarter were the third highest in our history and represented $171 million of annualized revenue.

     o Cash flow from operations for the third quarter was approximately $137 million. Free cash flow (defined as operating cash flow less $61 million in capital expenditures) for the quarter was $76 million, up 58% versus the prior year quarter. As a result, the Company paid down approximately $46 million of debt outstanding under its credit facility. The Company's debt to capitalization ratio at March 31st was 20%, a significant reduction from 25% at June 30, 2002.

     o During the quarter, the Company completed the acquisition of CyberRep, a provider of customer care and customer relationship management solutions. CyberRep, with pre-acquisition annual trailing revenues of approximately $60 million, contributed approximately $18 million to third quarter revenue.

ACS' NINE MONTH RESULTS INCLUDE THE FOLLOWING KEY HIGHLIGHTS:

     o Revenue for the nine months ended March 31, 2003 was $2.83 billion and represents an increase of 28% when compared to prior year period. Internal revenue growth during the nine month period was 18%. The remaining 10% growth was from acquisitions.

     o Diluted earnings per share for the nine months ended March 31, 2003 was $1.60, up 26% versus the prior year period.

     o Annual recurring new business signings in the first three quarters of fiscal year 2003 was over $556 million. This represents an increase of nearly 64% when compared to the same period in fiscal year 2002, and is already greater than total new business signings for fiscal 2002.

     o Cash flow from operations for the nine months ended March 31, 2003 was $370 million, an increase of nearly 70%. Free cash flow (defined as operating cash flow less capital expenditures of $153 million) during the nine month period was $217 million and increased approximately 85% versus the prior year period.



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

FINANCIAL OUTLOOK

The Company's financial guidance for the remainder of fiscal year ending June 30, 2003 is as follows:

     o Fourth quarter revenue is expected to be in a range of $1.035 billion to $1.045 billion. This guidance takes into consideration the timing of the non-recurring work that occurred in the third fiscal quarter. Diluted earnings for the fourth quarter is expected to be $0.59 per share.

     o Total fiscal year 2003 revenues are expected to be approximately $3.9 billion, a 27% increase over the prior year with internal revenue growth of 18%.

     o Fiscal year 2003 diluted earnings per share is now expected to be $2.19 assuming a 143 million weighted average share count.

     o Operating and pretax margins for fiscal year 2003 should approximate 13.3% and 12.6%, respectively.

     o The Company estimates its effective tax rate to be 37.5% for fiscal year 2003.

In addition, the Company is introducing preliminary fiscal year 2004 financial guidance as follows:

     o Revenue is expected to be in a range of $4.55 billion to $4.70 billion. This range represents a 17% to 21% total growth rate. Internal growth is expected to be in the mid-teens.

     o Diluted earnings per share is expected to be in a range of $2.57 to $2.66. This also represents a growth rate range of 17% to 21%.

     o The Company estimates that its effective tax rate for fiscal year 2004 will remain unchanged at approximately 37.5%.

Quarterly detail of fiscal year 2004 financial guidance will be provided concurrent with ACS' fourth quarter earnings announcement which will take place in July 2003.

The Company will host a conference call on its website at www.acs-inc.com at 10:00 a.m. CDT today to discuss third quarter fiscal year 2003 results. During the conference call, management will discuss certain non-generally accepted accounting principles ("GAAP") financial measures for which reconciliations to the most directly comparable GAAP financial measures will be provided on the Investor Relations page of ACS' website.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel.

These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, including the most recent Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow and internal revenue growth, to provide both management and investors a more complete understanding of the Company's underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, the Company believes free cash flow provides another measure of cash flow available for operations, after the Company has satisfied the capital requirements of its operations. In the consolidated statements of cash flow, the Company reports year-to-date net cash provided by operating activities (cash flow from operations) and capital expenditures (purchases of property, equipment and software, net of sales), and does not adjust those reported amounts in deriving the measure of free cash flow. The Company uses the calculation of internal revenue growth to measure the revenue growth of the Company excluding the acquired revenue from acquisitions. The Company determines acquired revenues based on pre-acquisition normalized revenues of acquired companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.



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

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                    MARCH 31,                              MARCH 31,
                                                        --------------------------------        --------------------------------
                                                            2003                2002                2003                2002
                                                        ------------        ------------        ------------        ------------
Revenues                                                $  1,005,708(1)     $    800,687        $  2,832,748(1)     $  2,206,133

Expenses:
  Wages and benefits                                         437,677             351,890           1,244,456             976,180
  Services and supplies                                      290,826             240,696             797,157             638,274
  Rent, lease and maintenance                                 90,135              67,815             261,414             206,675
  Depreciation and amortization                               37,899              26,890             109,758              78,804
  Other operating expenses                                    14,082               8,055              40,253              21,896
                                                        ------------        ------------        ------------        ------------
Total operating expenses                                     870,619             695,346           2,453,038           1,921,829

Operating income                                             135,089             105,341             379,710             284,304

Interest expense                                               6,051               5,789              19,252              25,971
Other non-operating expense, net                               1,844               7,199(3)            3,733               6,825
                                                        ------------        ------------        ------------        ------------

Pretax profit                                                127,194              92,353             356,725             251,508

Income tax expense                                            47,701              30,323(4)          133,775              90,005(4)
                                                        ------------        ------------        ------------        ------------

Net income                                              $     79,493        $     62,030        $    222,950        $    161,503
                                                        ============        ============        ============        ============

Earnings per common share:
   Basic                                                $       0.60        $       0.51        $       1.69        $       1.41
                                                        ============        ============        ============        ============

   Diluted(2)                                           $       0.57        $       0.46        $       1.60        $       1.27
                                                        ============        ============        ============        ============

Shares used in computing earnings per common share:
   Basic                                                     132,540             122,795             132,261             114,253
   Diluted(2)                                                143,657             142,776             143,301             135,553

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                   (IN THOUSANDS, EXCEPT AS NOTED OTHERSWISE)


(1) For the three and nine months ended March 31, 2003, the Company generated 18% internal revenue growth. Internal revenue growth is measured as follows ($ in millions):


                              Quarter ended March 31,                        Nine Months ended March 31,
                    --------------------------------------------   ------------------------------------------------
                      2003           2002     $ Growth  Growth %     2003               2002     $ Growth  Growth %
                    --------       --------   --------  --------   --------           --------   --------  --------
Total revenues      $1,005.7       $  800.7   $  205.0        26%  $2,832.7           $2,206.1   $  626.6        28%
Less: divestitures        --           (7.1)       7.1        --         --              (30.7)      30.7        --
                    --------       --------   --------  --------   --------           --------   --------  --------
Adjusted revenues    1,005.7          793.6      212.1        27%   2,832.7            2,175.4      657.3        30%

Acquired revenues*      78.8            9.0       69.8         9%     379.3              123.0      256.3        12%
Internal revenues      926.9          784.6      142.3        18%   2,453.4            2,052.4      401.0        18%
                    --------       --------   --------  --------   --------           --------   --------  --------
     Total          $1,005.7       $  793.6   $  212.1        27%  $2,832.7           $2,175.4   $  657.3        30%
                    ========       ========   ========  ========   ========           ========   ========  ========

* Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(2) The diluted earnings per share calculations includes the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $2,054 and $3,353 for the three months ended March 31, 2003 and 2002, respectively and $6,163 and $10,556 for the nine months ended March 31, 2003 and 2002, respectively. In addition, the diluted weighted shares include 7,298 for the three and nine months ended March 31, 2003, and 15,886 and 17,359 for the three and nine months ended March 31, 2002, representing shares that would be issued upon conversion of the notes.

(3) The third quarter of fiscal year 2002 includes a $7.4 million charge, or approximately 3 cents per share, net of tax effect, on a fully diluted basis, associated with the write-down of a cost basis investment to its estimated realizable value.

(4) The third quarter of fiscal year 2002 includes certain tax benefits based on tax events that occurred during the third quarter of fiscal year 2002. Due to new IRS regulations, $2.1 million of tax benefit has been recognized for additional deductions associated with the summer 2000 divestiture program. Also included is $1.0 million for valuation of deferred state tax liabilities and $1.2 million for the full realization of tax deductions related to previous transaction costs. The aggregate tax benefit of $4.3 million increased fully diluted earnings per share by approximately 3 cents.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                 MARCH 31,       JUNE 30,
                                                   2003            2002
                                               (UNAUDITED)       (AUDITED)
                                               ------------     ------------
ASSETS:

Current assets
      Cash and cash equivalents                $     35,404     $     33,814
      Accounts receivable, net                      821,485          736,471
      Inventory                                       8,121            9,740
      Other current assets                           94,074           94,464
                                               ------------     ------------
           Total current assets                     959,084          874,489

Property, equipment and software, net               462,841          394,830
Goodwill                                          1,890,145        1,846,482
Other intangible assets, net                        266,657          234,287
Other long-term assets                               55,442           53,479
                                               ------------     ------------
           Total assets                        $  3,634,169     $  3,403,567
                                               ============     ============

LIABILITIES:

Current liabilities:
      Accounts payable                         $     55,724     $     72,858
      Accrued compensation                          106,249          125,290
      Other accrued liabilities                     283,514          210,003
      Income taxes payable                           11,311           20,452
      Deferred taxes                                 30,893            7,344
      Current portion of long-term debt               1,991            1,330
      Current portion of unearned revenue            48,856           48,636
                                               ------------     ------------
           Total current liabilities                538,538          485,913

Convertible notes                                   316,990          316,990
Other long-term debt                                259,191          391,243
Long-term deferred taxes                            154,572           95,394
Other long-term liabilities                          34,485           18,607
                                               ------------     ------------
           Total liabilities                   $  1,303,776     $  1,308,147
                                               ------------     ------------

STOCKHOLDERS' EQUITY

Total stockholders' equity                        2,330,393        2,095,420
                                               ------------     ------------

Total liabilities and stockholders' equity     $  3,634,169     $  3,403,567
                                               ============     ============



                                     --end--



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